Westpac New Zealand Limited

Property Finance Wholesale Term Loan Facility

Westpac NZ Property Finance Wholesale Term Loan Facility

Borrower

Reading Courtenay Central Limited (the "Borrower")

Westpac NZ

Westpac New Zealand Limited (1763882) incorporated in New Zealand and having its principal place of business in New Zealand at 188 Quay Street, Auckland (“Westpac NZ”)

This Agreement is dated the 20th day of June 2007

signature section

This Agreement is signed on behalf of the Borrower by its Attorney:	Signed in my presence by the Borrower:
/s/ Robert Hollyman
Signature of Witness
/s/ Timothy Ian Mackenzie Storey	Robert Hollyman
Director Attorney Timothy Ian Mackenzie Storey	Print Name
Barrister
Occupation
Auckland
Director/Authorized Person	Address

This Agreement is signed on behalf of Westpac NZ by its attorney:	Signed in my presence:
/s/ Miriam Ariane Hanepen	/s/ Kirston Jane Cox
Attorney	Signature of Witness
Miriam Ariane Hanepen	Kirston Jane Cox
Print Name
Bank Officer
Occupation
Westpac New Zealand Limited Legal Services Unit Auckland
Address

CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

I, MIRIAM ARIANE HANEPEN, of Auckland in New Zealand, Bank Officer

HEREBY CERTIFY -

1. THAT by Deed dated 6 September 2006, a copy of which is deposited with Land Information New Zealand and numbered 7032934.1, WESTPAC NEW ZEALAND LIMITED, incorporated in New Zealand and having its principal place of business at 188 Quay Street, Auckland appointed me its attorney on the terms and subject to the conditions set out in that Deed.

2. THAT at the date of this certificate I am a Tier Two Attorney for Westpac New Zealand Limited.

3. THAT at the date of this certificate I have not received any notice or Information of the revocation of that appointment by the winding up or dissolution of Westpac New Zealand Limited or otherwise

SIGNED at Auckland

On this 16th day of July 2007

/s/ Miriam Ariane Hanepen

Miriam Ariane Hanepen

lntroduction

Westpac NZ has agreed to provide the Borrower with a wholesale term loan facility of $60,000,000 on the terms and conditions of this Agreement.

Agreement

1. condition precedent

1.1 Pre-Condition

The obligations of Westpac NZ under this Agreement are subject to the condition precedent that it must have received all of the following in form and substance satisfactory to it:

a) the original of this Agreement duly executed by the Borrower;

b) a certificate from a director of the Borrower in the form set out in the first schedule;

c) the Security (where necessary duly registered), the other Bank Documents and any ancillary documentation in each case as may have been notified to the Borrower by Westpac NZ or its solicitors as being related to this Agreement, the Facility, the Security and/or the other Bank Documents;

d) evidence of registration of any financing statement in respect of the Security;

e) any other documents or evidence required to satisfy the conditions in the Letter of Offer or as Westpac NZ and/or its solicitors may require (as to whether or not such conditions have been satisfied being in Westpac NZ's or its solicitors' absolute discretion); and

f) such other documents or evidence as Westpac NZ and/or its solicitors may in their absolute discretion require (including legal opinions).

1.2 Failure to Satisfy Pre-Condition

If the condition contained in clause 1.1 is not satisfied or waived and the first drawing of the Loan not made before 30 September 2007 then Westpac NZ may terminate this Agreement whereupon it shall have no further liability or obligation to the Borrower.

2. availability of facility

2.1 Facility

Westpac NZ will make the first drawdown of the Facility available to the Borrower during the Availability Period and will then make the rest of the Facility available to the Borrower, provided that:

a) the Borrower has compiled with the drawdown procedure specified in clause 3 and Westpac NZ is satisfied in its absolute discretion that all matters which are required to be attended to prior to the particular Advance being made available have been attended to; and

b) no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the making of the Facility available or the making of an Advance.

2.2 Termination of Facility

On:

a) termination of the Facility; or

b) repayment of an Outstanding Moneys:

i) Westpac NZ’s obligations to make the Facility available will terminate: and

ii) in the case of the termination of the Facility, the Borrower must immediately pay or repay to Westpac NZ al( Outstanding Moneys (notwithstanding that the due date for repayment has not otherwise occurred); and

iii) Westpac NZ will have no further obligations to the Borrower.

2.3 Effect of termination

Termination of the Facility will not affect any of the Borrowers obligations to Westpac NZ under this Agreement Including obligations under the Indemnities in clause 12 or the Borrower's obligations under the Security, which will remain binding upon it until all Outstanding Moneys have been repaid in full.

2.4 Existing Loan

The parties acknowledge that the Borrower's indebtedness to Westpac NZ under the Existing Loan has been repaid in full and that from the Commencement Date the obligations of the Borrower and Westpac NZ under the Existing Loan will be at an end.

3. procedure for drawdown

Not later than 2 Banking Days prior to the Banking Dayan which the Borrower requires to drawdown all or part of the Facility the Borrower must deliver to Westpac NZ an unconditional and irrevocable drawdown notice in the form set out in the second schedule signed by an authorised signatory of the Borrower.

4. interest

4.1 Payment

a) Interest will be calculated on the Loan from time to time at the Floating Rate or at the Fixed Rate or it applies) on the basis of the actual number of days elapsed and a 365 day year, and will accrue from day to day from the Commencement Date until the Loan is repaid in fun, and must be paid by consecutive payments on each Interest Payment Date.

b) The first Interest payment on the Loan will be due and payable on the Interest Payment Date which immediately follows the Commencement Date. Each payment will be for the period beginning on the Commencement Date or the previous Interest Payment Date (as the case may be) and ending on (but excluding) the next interest Payment Date,

4.2 Fixed Rate Option

a) request

The Borrower may request Westpac NZ to set a fixed interest rate for all or part of the Loan for the period requested by the Borrower. The Fixed Rate Period may begin on any Banking Day which is not already part of a relevant Fixed Rate Period, including:

i) on the Commencement Date; and

iI) Immediately after the end of a Floating Rate Period or a Fixed Rate Period.

Provided no Event of Default or potential Event of Default has occurred, a request may be made by the Borrower giving Westpac NZ not less than 5 Banking Days written notice.

Any Fixed Rate Period which would otherwise end on a day which is not a Banking Day will be extended to the next Banking Day.

b) notification

Subject to Westpac NZ being able to enter into suitable arrangements to provide the fixed rate funding requested by the Borrower, Westpac NZ will, following the receipt of a request under clause 4.2(a), notify the Borrower by telephone of a fixed interest rate for the Fixed Rate Period (as Westpac NZ in its discretion determines). If Westpac NZ does not notify the Borrower under this clause 4.2(b), it will be deemed not to have agreed to the Borrower's request

c) acceptance

The Borrower must, during the same telephone conversation, notify Westpac NZ whether or not it accepts the fixed interest rate offered by Westpac NZ. In the event that the Borrower does not notify Westpac NZ of its acceptance during such telephone conversation Westpac NZ will not be bound to provide the interest rate offered at a later time of day.  If the Borrower accepts the rate offered, interest at the relevant Fixed Rate will be payable on the Loan or that part of the Loan agreed by Westpac NZ for the relevant Fixed Rate Period. The Borrower acknowledges that, in accepting any Fixed Rate under this clause, it is fully aware of the consequences of potential movements (Whether adverse or otherwise) in interest rates.

d) switching

i) The Borrower may (subject to the terms of this Agreement) switch from the Floating Rate to the Fixed Rate, and vice versa for all or part of the Loan at the end of a relevant Floating Rate Period or Fixed Rate Period.

ii) If at the end of a Fixed Rate Period, no request is made to Westpac NZ under clause 4.2(a) or no notice is given under clause 4.2(b) then, from the end of the relevant Fixed Rate Period, the Floating Rate will apply.

4.3 Telephone Communications

a) validity of instructions

Westpac NZ will be under no obligation to enquire as to the validity of any telephone instructions or acceptance which it receives Of to require any evidence as to the authenticity, validity or legality of any telephone advice received or as to the authority of the person giving the telephone advice to act on behalf of the Borrower.

b) authority to tape calls

The Borrower acknowledges that Westpac NZ may from time to time keep tape recordings of telephone conversations between Westpac NZ and the Borrower and consents to the recording of those telephone conversations.

5. repayment and prepayment of Loan

5.1 Repayment

The Borrower must pay all Outstanding Moneys on the Termination Date.

5.2 Prepayment

a) notice and prepayment multiples

The Borrower may prepay all or part of the Loan:

i) after giving Westpac NZ not less than 5 Banking Days irrevocable notice in writing of its intention to do so and then making payment on the specified date; and

ii) in multiples of $10,000.

b) losses

On any prepayment made other than at the end of a Floating Rate Period or Fixed Rate Period applying to the amount prepaid, the Borrower must at the time of prepayment pay to Westpac NZ any losses, costs, penalties and expenses certified by Westpac NZ to have been sustained or incurred as a consequence of the prepayment

c) interest ceases

Interest on any amount prepaid In accordance with this clause will cease to accrue from the date of the prepayment.

5.3 Payment

The Borrower must not later than 3.00 p.m. on the due date for payment of interest or any other Outstanding Moneys, pay to Westpac NZ an amount equal to the amount due in cleared funds in Dollars to the account and/or in the manner Westpac NZ may from time to time advise.

Amounts due and payable by the Borrower will be debited from the Westpac NZ account nominated by the Borrower.

If the Borrower does not nominate an account, Westpac NZ may, at any time, debit from any account of the Borrower with Westpac NZ any amounts due and payable by the Borrower.

5.4 Banking Days

If any payment by the Borrower falls due on a day which is not a Banking Day it must be made on the following Banking Day.

5.5 Redrawings

Amounts prepaid in accordance with clause 5.2(a) will be available for redrawing in multiples of $10,000 provided that:

a) the provisions of clause 3 have been complied with; and

b) the aggregate of all Advances, once the redrawing has been made, does not exceed the Facility Amount.

6. fees, charges, expenses and review entitlement

6.1 Fees, charges and expenses payable

The Borrower must pay to Westpac NZ the following:

a) establishment fee

A non-refundable establishment fee of $35,000 payable In one sum on acceptance of the Variation Letter of Offer.

b) line of credit charge

A line of credit charge payable in arrears with the first charge being in respect of the period from the date of this Agreement to the last Banking Day of the month in which that date occurs and thereafter monthly on the last Banking Day of each month through the term of this Agreement and calculated at the rate of 0.20% per annum on the greater of the FacilIty Amount and the highest dally balance of the Loan outstanding during that month, such charge to be debited to the Borrower's current account with Westpac NZ. Westpac NZ may, at its option, review the line of credit charge on a six monthly basis. Following such review, Westpac NZ may, by three Banking Days notice to the Borrower increase the line of credit charge.

c) expenses

The expenses of Westpac NZ and each Officer in relation to:

i) the Outstanding Moneys;

il) the preparation, execution and completion of each Bank Document, and any subsequent consent, approval, waiver, amendment or release;

iii) any contemplated, attempted or actual enforcement at any Bank Document or the actual or contemplated, attempted or actual exercise or defence of any Power; and

iv) any enquiry by a Governmental Agency concerning the Borrower or related to a Bank Document.  This includes expenses incurred in retaining consultants to evaluate matters of concern to Westpac NZ. It also includes administrative lime and costs including the time of Officers and other employees of Westpac NZ (whose time and costs are to be charged at reasonable rates).

It will include, in each case, legal fees and expenses on a full indemnity basis plus goods and services tax on those amounts.

All these expenses are payable on demand and may be debited by Westpac NZ to any account of the Borrower with Westpac NZ.

d) government charges

Any government duties, taxes end charges on the Bank Documents and payments and receipts under them.

6.2 Review of margin

Westpac NZ may, by 3 Banking Days notice to the Borrower, Increase or decrease the Margin, provided no increase will take effect:

a) within 12 months of the Commencement Date; or

b) during a Fixed Rate Period.

7. interest on arrears

7.1 Default interest payable

If the Borrower does not pay any sum payable on the due date, it must pay interest on that overdue sum at the Default Rate from the due date until the Borrower remedies the default and pays all default interest.

7.2 Default In payment of Interest

If the Borrower does not pay any sum on or before 14 days after the date on which payment was due, then the following rules apply:

a) Interest on all amounts on which interest is payable will be calculated at the Default Rate;

b) Interest at the Default Rate:

i) will accrue during the period beginning on the date the last payment was due and paid by the Borrower and ending on the date the Borrower remedies the default and pays all default interest. Where no payments have been made by the Borrower, the period begins on the date of the initial Advance;

ii) will be calculated on a daily basis by reference to successive periods of durations selected by Westpac NZ from time to time. Each period will begin on the last day of the previous period except for the first period which will begin on the due date;

iii) will be payable on the last day of each period and on the date of receipt of the overdue sum by Westpac NZ. Any Interest which is not paid when due will be added to the overdue sum and will itself bear interest under this clause.

8. undertakings

8.1 Term of obligation

Subject to clauses 11 .2 and 12.4, each obligation of the Borrower in this Agreement continues from the date of this Agreement until the Outstanding Moneys are fully and finally repaid and whether or not Westpac NZ has exercised any Power.

8.2 General Undertakings

The Borrower undertakes lo Westpac NZ as follows, except to the extent that Westpac NZ agrees otherwise:

a) disposal of assets

It must not dispose of any of its assets, other than:

i) inventory in the ordinary course of business of the Borrower; or

ii) by collecting accounts receivable that are the proceeds of a disposal referred to In subparagraph (i); or

iii) disposals to another member 01 the Charging Group; or

iv) disposals of money borrowed or raised for the purpose for which that money was borrowed or raised;

or

v) disposals of property in exchange for property comparable In type and value; or

vi) disposals on reasonable commercial terms of obsolete property or property no longer required for the purposes of the Borrower's business; or

vii) in the case of real property, by way of granting a lease, tenancy or licence 10 occupy that real property for proper value on reasonable commercial terms; or

viii) as otherwise permitted by a Bank Document

b) reporting and information

It must provide to Westpac NZ:

i) prior to commencement of each financial year a financial budget for the Charging Group for the following financial year. In addition to forecast trading and the assumptions the budget is based on, the budget will show forecast expenditure on capital items and repairs and maintenance for each asset secured to Westpac NZ together with a brief commentary on such expenditure;

ii) within 28 calendar days of the end of each quarter, quarterly management accounts for the Charging Group showing performance against budget for each asset owned by the Charging Group and secured to Westpac NZ;

iii) within 90 calendar days of the end of the Charging Group's financial year, copies of the balance sheet and profit and loss account For that financial year for:

- each member of the Charging Group individually;

- the Charging Group on a consolidated basis; and

- Reading New Zealand Limited;

The accounts will be audited unless specifically agreed otherwise by Westpac NZ;

iv) within 90 days of the end of the financial year of the Charging Group, a commentary on capital expenditure and repairs and maintenance undertaken in that financial year for each asset owned by the Charging Group and secured to Westpac NZ;

v) within 45 days of written request for such being made by Westpac NZ, valuations of all assets owned by the Charging Group and secured to Westpac NZ (including the leasehold interests in the cinemas).  The valuations will:

- be by valuers acceptable to Westpac NZ;

- be in a form satisfactory to Westpac NZ in all material respects; and

- be addressed to Westpac NZ;

Westpac NZ will not request such valuations more often than once in any calendar year unless it is Westpac NZ's reasonable opinion that there has been a material adverse change in tile value of the assets of the Charging Group; and

vi) promptly (and in any event within 7 days after request by Westpac NZ) any other information in relation to the Land or the Borrower's financial condition or business which Westpac NZ reasonably requests and which are available to the Borrower. Including monthly or quarterly details of actual cashflows and future budgets and projections.

c) accounting standards

It must ensure that the financial statements of the Borrower, and the Charging Group, at any time delivered to Westpac NZ:

i) are prepared in accordance with NZGAAP;

ii) give a true and fair view of its financial position and operations (and those of the Charging Group) as at the date, and for the period to which the financial statements relate;

iii) together with the notes to them, disclose all liabilities (actual or contingent) of the Borrower and the Charging Group which are reasonably required to be disclosed under NZGAAP; and

iv) are prepared and delivered to all relevant persons within the period for which they are required by law or under any agreement to be delivered.

d) top up

It must ensure that the Outstanding Moneys do not exceed 50% of the value of the Land and all other assets of the Borrower and the Charging Group mortgaged or charged to Westpac NZ (as determined by Westpac NZ acting reasonably and having regard to the actual value of the property based on independent appraisal by a valuer agreed to by Westpac NZ). If that limit is exceeded, Westpac NZ may require the Borrower to either:

i) prepay part of the loan (in accordance with clause 5.2); or

ii) provide further security;

iii) so that limit is complied with.

e) compliance

It must provide Westpac NZ on request with current copies of any leases or tenancy agreements affecting the Land, valuations, any certificate from Governmental Agencies required in relation to the Land or any business activity conducted by it or any Guarantor on the land and any other documents or certificates which Westpac NZ reasonably requests.

(f) Interest cover ratio

It must ensure that the Charging Group's Earnings for each 12 month period are not less than 2.0 times the Charging Group's Funding Costs for that 12 month period.

Earnings are the Charging Group's net profit before Funding Costs, tax, depreciation and amortisation of goodwill for the relevant financial quarter but after payment of management fees (whether to related parties or external) and excluding Extraordinaries. Funding Costs comprise all interest, charges and fees related to funding of the Charging Group. Extraordinaries are items that are not expected to occur frequently and are distinct from the Charging Group's ordinary operations.

This ratio will be tested quarterly for compliance on a rolling 12 month basis and will be determined at Westpac NZ's discretion.

g) bank debt ratio

It must ensure that the Charging Group's Bank Debt Is not more than five times the Charging Group’s Earnings for the 12 month period prior to the end of the immediately previous financial quarter of the Charging Group.

Bank Debt is the aggregate indebtedness of the Charging Group to Westpac NZ and Earnings is as defined in clause 8.2(f) above.

h) asset purchases

If the Borrower utilises any part of the Facility to finance the acquisition of an asset In New Zealand in excess of $5,000,000, It must provide Westpac NZ with details of such asset and any other documents or information in respect of such asset which Westpac NZ reasonably requests.

i) bank accounts

It must ensure that each member of the Charging Group will carry out its day to day banking through accounts with Westpac NZ.

j) Personal property Securities Act 1999

Whenever Westpac NZ asks it to do anything to better secure any property which secures or is Intended to secure financial accommodation from Westpac NZ (including, without limitation, the Facility), the Borrower must do It (or procure that It Is done) Immediately at Its own cost This may include signing and delivering documents and anything else that Westpac NZ requires to ensure that Westpac NZ has perfected security interest(s) under the Personal Properly Securities Act 1999 (“PPSA").

The Borrower waives any rights to receive a copy of a verification statement under the PPSA and agrees, to the extent permitted by law, that in respect of any arrangement between the Borrower and Westpac NZ:

i) sections 114(1)(0), 133 and 134 of the PPSA shall not apply;

ii) the Borrower shall have none of the rights referred to in paragraphs (c) to (e) and (h) to (j) of section 107(2) of the PPSA; and

iii) where Westpac NZ has rights in addition to those in Part 9 Of the PPSA, those rights shall continue to apply and, in particular, shall not be limited by section 109 of the PPSA.

The Borrower must, immediately upon request by Westpac NZ, procure from any person considered by Westpac NZ to be relevant to its security position such agreements end waivers (including as equivalent to those above) as Westpac NZ may at any time require.

9. deductions from payments

9.1 Gross·up of Borrower's Withholding Tax

The Borrower must not make any payment subject to any condition, restriction or claim it may have against Westpac NZ NZ. The Borrower may only make a withholding or deduction from money It pays to Westpac NZ under this Agreement if that withholding or deduction is required by law. If the law requires the Borrower to make a withholding or deduction then the following rules apply:

a) the Borrower must make sure that the withholding or deduction is for not more than the minimum amount required by that law,

b) the Borrower must make sure that the withholding or deduction is paid to the relevant revenue or Governmental Agency by the due date for payment;

c) the Borrower must send Westpac NZ, within 30 days of the withholding or deduction, a receipt showing that the withholding or deduction has been paid to the relevant revenue or Governmental Agency:

d) the Borrower must Increase the amount it pays to Westpac NZ so that Westpac NZ receives the amount it would have received had there been no withholding or deduction.

9.2 Gross·Up for Westpac NZ's Withholding Tax

If the law requires Westpac NZ to make a deduction or withholding from any amount received or receivable by it under this Agreement or any other Bank Document (including any sum received or receivable under this clause 9.2. and excluding any Tax on its overall net income) then the Borrower must increase the amount it pays to Westpac NZ so that Westpac NZ receives the amount it would have received had there been no withholding or deduction.

9.3 Indemnity for Tax on funding

If:

a) Westpac NZ (or any person on its behalf is required by law to make a deduction or withholding for, or on account of, Tax or on any other account from an amount paid or payable to a person from whom it has borrowed or obtained moneys to enable it to fund the Facility or any other payment by it under this Agreement or any other Bank Document; and

b) as a result Westpac NZ is required to increase its payment, or makes an additional payment, to that person or to a taxation authority, then the Borrower win indemnify and hold Westpac NZ harmless against that increased or additional payment and must, on demand by Westpac NZ, pay to Westpac NZ the amount which, after receiving that amount and making that increased or additional payment will place Westpac NZ in the same position in which it would have been had no increased or additional payment been made.

9.4 Tax credit

If Westpac NZ receives the benefit or a Tax credit, refund or allowance resulting from an increased amount paid by the Borrower under this clause then the following rules apply:

a) Westpac NZ will provide the Borrower with that part of the Tax credit, refund or allowance that Westpac NZ determines was obtained as a result of the increased amount the Borrower paid;

b) the amount determined by Westpac NZ will be calculated so Westpac NZ is in no better or worse position than it would have been had no amount been paid by the Borrower under this clause;

c) Westpac NZ is under no obligation to disclose any information relating to the calculation of its Tax liability or benefits;

d) this clause does not interfere with Westpac NZ's right to arrange its Tax affairs as it wishes and, in particular, Westpac NZ may apply Tax credits, refunds and allowances available to it as it likes.

10. events of default

At any time after an Event of Default and without prejudice to any other remedies, Westpac NZ may immediately by notice to the Borrower terminate the Facility with the consequences set out in clause 2.2.

11. change in circumstances

11.1 Increased Costs

If as a result at

a) Westpac NZ complying with any law; or

b) any change in or introduction of any law or change in the interpretation or application of any law by any Governmental Agency or court which:

i) imposes, modifies or deems applicable any reserve, capital adequacy, prudential deposit, liquidity or similar requirement against assets of, or deposits with, any branch of Westpac NZ;

ii) imposes on Westpac NZ any other requirement with respect to this Agreement or any other Bank Document; or

iii) changes the risk weighting for capital adequacy purposes of the Loan;

any of the following occur:

c) the cost to Westpac NZ of making, funding or maintaining the Facility is increased; or

d) the moneys payable to Westpac NZ or the effective return to Westpac NZ under or in connection with this Agreement is reduced; or

e) Westpac NZ makes any payment or foregoes any Interest or other return on, or calculated by reference to, any sum received or receivable by it under any Bank Document; or

f) Westpac NZ is unable to obtain the rate of return on capital (including any notional return on capital calculated on a risk adjusted basis) which it would have received at the date of this Agreement then:

g) Westpac NZ will use its best efforts promptly to notify the Borrower in writing of those events, provided that failure to do so will not affect Westpac NZ's rights under this clause; and

h) the Borrower must pay on demand, from time to time, for the account of Westpac NZ, the amount certified by an Officer which will compensate Westpac NZ for its increased cost, reduction, payment or foregone interest or other return.

11.2 Survival of obligations

The obligations of the Borrower under clause 11.1 will survive termination of the Facility and payment or repayment of all Outstanding Moneys.

11.3 Renegotiation of Facility

If an additional amount is required to be paid under clause 11.1 then, without limiting the Borrowers obligations under this Agreement, Westpac NZ will, at the request of the Borrower given within 30 days of notice from Westpac NZ, consult with the Borrower with a view to renegotiating the terms of the Facility in order to mitigate or avoid any additional amounts payable under clause 11.1 provided that nothing In this clause will require Westpac NZ to act to its detriment.

11.4 Illegality

If as a result at

a) the introduction or amendment of any law; or

b) any other circumstance affecting any interbank market or any relevant foreign exchange market generally;

it is unlawful, impracticable or impossible for Westpac NZ to make, fund or allow to remain outstanding the Facility or to comply with its obligations or exercise its rights under this Agreement, then Westpac NZ will as soon as practicable give written notice to the Borrower and Westpac NZ will be entitled, to terminate the Facility, with effect from the date Westpac NZ specifies and with the consequences set out in clause 2.2.

12. indemnity

12.1 General Indemnity

The Borrower agrees to indemnify Westpac NZ, every Officer and every employee of Westpac NZ upon demand against any loss, cost, expense, charge, damage, claikm or liability which Westpac NZ, an Officer or an employee of Westpac NZ may suffer or incur as a direct or indirect consequence of:

a) an Event of Default or Potential Event of Default;

b) the exercise, contemplated exercise or attempted exercise of any Power or the failure to exercise any Power;

c) the receipt of any amount to be paid under any Bank Document on a date other than the due date; or

d) an Advance requested under clause 3 not being made for any reason (excluding default by Westpac NZ) on the date notified by the Borrower to Westpac NZ as the date for the Advance to be made.

12.2 Examples

Without limitation, the indemnity in clause 12.1 will extend to:

a) any losses, costs, penalties and expenses incurred by reason of the liquidation or re-employment of deposits or other funds acquired or contracted for by Westpac NZ (including loss of margin); and

b) any losses, costs, penalties and expenses which may be Incurred by Westpac NZ In:

i) terminating any options or forward rate agreements or interest or currency swap contracts entered into in connection with the Facility; or

Ii) in entering into any new contracts which It deems appropriate to protect the return it would otherwise have expected under this Agreement.

12.3 Currency Indemnity

If for any reason:

a) Westpac NZ receives or recovers an amount under a Bank Document in a currency other than the currency in which it should have been paid and, after Westpac NZ has converted that other currency to the correct currency there is not enough to pay off the full amount then due under the Bank Document; or

b) Westpac NZ obtains any judgment or court order against the Borrower in a currency other than the currency in which the Outstanding Moneys are due, and Westpac NZ incurs any loss from the conversion of any amount actually received by it from that other currency to the correct currency, then, as a separate and independent indemnity obligation, the Borrower must pay Westpac NZ the full amount of any shortfall or of any such loss incurred by Westpac NZ.

12.4 Unconditional Indemnities

The indemnities in this clause 12 are unconditional end irrevocable and will survive termination of the Facility and payment of all Outstanding Moneys and the release of any Security and will not be discharged or impaired by any act, omission, matter or thing which might discharge them but for this provision.

13. set off and combination

13.1 Set Off

If the Borrower has any money in any account with Westpac NZ, then Westpac NZ can use it to pay amounts the Borrower owes under this Agreement but need not do so. If the Borrower is in default, Westpac NZ can use money which has not yet matured due and convert money in. the account of the Borrower in foreign currencies. To the maximum extent allowed by law, the Borrower gives up any right to set off any amounts Westpac NZ owes it against the Outstanding Moneys.

13.2 Contingent Amounts

If at any time an amount Is contingently due from the Borrower or an amount due is not quantified, Westpac NZ may retain end withhold repayment of any money in any  account of the Borrower and the payment of interest of other moneys pending that amount becoming due and/or being quantified and may set off the maximum liability which may at any time be or become owing to Westpac NZ by the Borrower and in each case without prior notice of demand.

13.3 Combination

Subject to any applicable Bank Document, where the Borrower has two or more accounts with Westpac NZ:

a) Westpac NZ may at any lime combine any two or more of those accounts. It may do so without notice and whether or not it has allowed a set-off for a calculation of interest between any of those accounts:

b) Westpac NZ may at any time combine any one or more of those accounts even where one or more of the combined accounts are in different currencies and may effect currency exchanges appropriate to implement that combination; and

c) if Westpac NZ combines two or more accounts, it may decline to pay cheques and it may otherwise ad as if the combined accounts had always been one account.

13.4 Contractual Rights

Westpac NZ's rights under this clause are contractual rights affecting the terms upon which a credit balance is held and the creation of those rights does not constitute the creation of a security interest in respect of that credit balance.

13.5 Deposits with Westpac NZ

Any moneys which, pursuant to a Bank Document, are deposited at any time by the Borrower with Westpac NZ (or withheld by Westpac NZ from a payment to the Borrower and retained on deposit with it) must, unless otherwise provided, be held on the following basis:

a) each deposit and all rights of the Borrower relating to it must be incapable of assignment by the Borrower or of being the subject as a security Interest except:

i) In favour of Westpac NZ; or

ii) with the prior written consent of Westpac NZ; end

b) the Borrower must have no right to withdraw any moneys from a deposit until all obligations of the Borrower under the Bank Documents (present and future, direct and contingent) have been performed and complied with, except

i) as expressly permitted by the terms of any Bank Documents under which that deposit was made;

ii) for the purpose of complying with its obligations under the Bank Documents: or

iii) with the prior written consent of Westpac NZ,

13.6 lnterest

Each amount deposited with Westpac NZ under clause 13.5 will (unless otherwise agreed) bear interest calculated by reference to successive deposit periods of a duration agreed by Westpac NZ and the Borrower (or, in the absence of agreement, as Westpac NZ may nominate). The rate of interest applicable to a deposit period will be as agreed by Westpac NZ and the Borrower (or, in the absence of agreement, as Westpac NZ certifies as applicable to deposits of similar size and maturity placed with it by customers). As long as no Event of Default or Potential Event of Default has occurred (in which case Interest Is to be added to the deposit) and subject to clause 13.1, that interest is to be paid to the Borrower as it may direct.

14. no merger

No Power and nothing in this Agreement or any other Bank Document, is adversely affected merely because of the existence of any other Bank Document or by any judgment right or remedy against any person which Westpac NZ, or someone claiming through Westpac NZ, may have al any time.

15. Westpac NZ not liable

To the extent permitted by law, neither Westpac NZ nor any Officer or other employee of Westpac NZ, Attorney, expert, consultant to or professional advisor of Westpac NZ (each an "Exempt Party”)  will be liable:

a) in respect of any conduct, (including but not limited to the agreement to provide the Facility), omission, delay, negligence or breach of duty in the exercise or failure to exercise a Power or for any loss (including consequential loss) which results however an Exempt Party will be liable where liability arises from its own fraud or willful misconduct; or

b) to the Borrower, the Guarantor or any other person for any loss liability, cost or expense that is caused (directly or indirectly):

i) by anything that another Exempt Party does or omits to do in connection with this Agreement or any Security;

ii) as a consequence of the Borrower having entered into this Agreement or the Securities following Westpac NZ's approval of the Loan it being acknowledged by the Borrower that in approving the Loan, confirming the satisfaction of any condition (including, but not by way of limitation any condition contained in the Letter of Offer), or approving any document or person, neither Westpac NZ, nor any Officer or other employee of Westpac NZ, Attorney, expert, consultant to or professional advisor of Westpac NZ is making, has made and is to be taken to have made, any representation or warranty in respect of the efficacy of that document or the qualifications of that person or otherwise.

16. no reliance on Westpac NZ and conflict

16.1 The Borrower confirms that:

a) it has not entered into any Bank Document in reliance on, or as a result of any conduct of any kind of or on behalf of Westpac NZ or any Related Company of Westpac NZ (Including any advice, warranty, representation or undertaking);

b) neither Westpac NZ nor any Related Company of Wes1pac NZ is obliged to do anything (including disclose anything or give advice): and

c) to enter into this Agreement end the Securities is the decision of the Borrower alone relying on its own judgment, except as expressly set out in the Bank Documents or in writing signed by or on behalf of Westpac NZ or any Related Company of Westpac NZ.

16.2 Conflict

If there is any conflict between the terms of the Letter of Offer, this Agreement or any Security Westpac NZ may in its absolute discretion determine which shall prevail.

17. assignment

17.1 Westpac NZ may assign

Westpac NZ can transfer this Agreement and all or part of the Outstanding Moneys to someone else. If it does, this Agreement and any transferred Bank Document will apply to the transferee as if it was Westpac NZ.  To the maximum extent allowed by law, any transfer will be free of any set off, equity or cross claim which the Borrower would have had against Westpac NZ or the transferee of any Bank Document but for this clause.

17.2 Borrower may not assign

The Borrower may not assign or otherwise transfer or grant any security interest over any of its rights and obligations under this Agreement or any other Bank Document

17.3 Disclosure of information

Westpac NZ may disclose to a Related Company, potential assignee or transferee of its rights and obligations under any Bank Document or any other relevant party any information about the Borrower as Westpac NZ considers appropriate. However, before disclosing to any potential assignee or transferee Westpac NZ will, in relation to information which is not publicly available:

a) advise the Borrower of its intention; and;

b) require an undertaking protecting the confidentiality of that information from any potential assignee or transferee or other relevant party.

18. counterpart execution

This Agreement may be executed in two or more counterparts, all of which will be deemed to constitute the same instrument. Westpac NZ may accept as an original a facsimile copy of this Agreement executed by the Borrower and a facsimile copy, when taken with a counterpart executed by Westpac NZ, will be deemed to be one original copy of this Agreement

19. Interpretation

19.1 Definitions

The following definitions apply, unless the context requires otherwise:

Advance means each principal amount lent (or to be lent) to the Borrower under the Facility;

Agreement means this agreement and any variations or additions to it agreed in writing between the parties;

Attorney means a person appointed as attorney under any Bank Document;

Availability Period means the period beginning on the date that Westpac NZ confirms to the Borrower that the condition precedent in this Agreement has been satisfied and expiring on 30 September 2007;

Bank Document means a document or agreement

a) to which Westpac NZ and any one or more of the Borrower and/or any Guarantor are or become parties or purport to be or become parties; or

b) under which obligations arise or are intended to arise from anyone or more of the Borrower and/or any Guarantor to, or for the benefit of, Westpac NZ;

(in each case whether or not the parties are Involved or it arises as a result of an assignment or transfer).  It includes this Agreement, the Letter of Offer and any Security;

Banking Day means any day (other than a Saturday or Sunday) on which registered banks are open for business of the nature required by this Agreement in Auckland and, if on that day a transfer of funds is to be made under this Agreement, the city to which the funds are to be transferred;

Charging Group means the Borrower, Reading Cinemas Courtenay Central Limited, Courtenay Car Park Limited, Copenhagen Courtenay Central Limited. Movieland Cinemas (NZ) Limited, Queenstown Land Holdings Limited, Darnelle Enterprises Limited, Reading Queenstown Limited and any other company or entity which becomes a party to the cross-guarantee and indemnity between the aforementioned companies and Westpac NZ dated on or about the date of this Agreement or any other company which provides Westpac NZ with Security for the loan;

Commencement Date means the date of the first Advance;

Default Rate means Westpac NZ's Indicator Lending Rate from time to time plus a margin of 7% per annum;

Dollar and $ the lawful currency of New Zealand;

Event of Default means any of the events described as such in the Mortgage and the General Security Agreement, notwithstanding that the Mortgage and/or the General Security Agreement may be wholly or partially discharged, released, satisfied, avoided, replaced, lost or destroyed from time to time;

Existing Loan means the $50,000,000 loan facility provided by Westpac NZ to the Borrower under account no. XX;

Facility means the loan facility referred to in clause 2 under which the Facility Amount is to be made available to the Borrower;

Facility Amount means the maximum amount of $60,000,000;

Fixed Rate means a rate of interest determined under clause 4.2(b) and accepted under clause 4.2(c);

Fixed Rate Period means a fixed rate period requested under clause 4.2(a):

Floating Rate means, for each Floating Rate Period, the aggregate of the Margin and Westpac NZ's 90 day bank bill bid rate (rounded upwards to the nearest first one decimal place) for bills of a comparable amount to the amount of the loan at the relevant time of that Floating Rate Period;

Floating Rate Period means a period of 90 days provided that:

a) the first Floating Rate Period will begin on the Commencement Date;

b) subject to paragraph (e ), each Subsequent Floating Rate Period will begin at the end of the previous one;

c) any Floating Rate Period which would otherwise end on a day which is not a Banking Day will be extended to the next Banking Day;

d) if any Floating Rate Period would otherwise extend beyond the Termination Date it will end on the Termination Date;

e) where the Borrower has elected to pay a Fixed Rate under clause 4.2(c} for any period (or series of periods),

the next Floating Rate Period will begin at the end of the relevant (or, in the case of a series of Fixed Rate Periods, the last) Fixed Rate Period;

General Security Agreement means any general security agreement granted by the Borrower or any Guarantor in favour of Westpac NZ and/or Westpac Banking Corporation, including, without limitation the composite general security agreement dated 17 November 2004;

Governmental Agency means any government or any governmental, semi-governmental or judicial entity or authority including any local government, statutory or self-regulatory organisation established, approved or authorised under law, end any stock exchange, in any case having jurisdiction In relation to the affairs of any party to a Bank Document or to whose control or jurisdiction any party to a Bank Document has consented;

Guarantee means any guarantee, indemnity, letter of credit, legally binding letter of comfort or suretyship.  It includes any obligation or irrevocable offer to be responsible for a debt (as defined below) or for the insolvency or financial condition of another person. It also includes any other obligation or irrevocable offer to pay a debt or to purchase a debt, to provide funds for the payment of discharge of a debt (whether by the advance of money, the purchase of or subscription for shares, stock or other interests issued by another person, the purchase of assets or services, or otherwise), or to indemnify against the consequences of default in the payment of a debt. For the purposes of this definition debt includes any obligation or indebtedness of another person, present or future, actual, prospective or contingent and any capital or premium on shares, stock or other interests issued by another person;

Guarantor means any person who creates or enters Into a Guarantee of any Outstanding Moneys;

Interest Calculation Date means the date falling on the day in each calendar month which numerically corresponds to the Commencement Date or, at the option of Westpac NZ, the date following on the day in each calendar month which numerically corresponds with the Commencement Date under the Existing Loan provided that where there is no numerically corresponding day In any calendar month then it will be the first day In the next calendar month;

Interest Payment Date means, unless Westpac NZ shall determine otherwise, the date falling on the day after each Interest Calculation Date provided that

a) where the Interest Calculation Date would otherwise fall on a non-Banking Day then the Interest Payment Date shall be the Banking Day after the next Banking Day; and

b) where the Interest Calculation Date would otherwise fall on a Banking Day which immediately precedes a non-Banking Day then the Interest Payment Date shall be the next Banking Day;

Land means the land at

a) Courtenay Place, Wellington as comprised in certificate of title 38963;

b) 24 Tory Street, Wellington as comprised in certificate of title 38962;

c) 1, 281 Eruera Street, Rotorua as comprised in certificate of title SA 540/892;

d) 154 Station Street, Napier as comprised in certificates of title HB V3f382 and HB P11296 together with ground lease/licence to occupy of part of certificate HB V3/862 comprising a lease of 546 square metres and a licence to occupy 4467 square metres;

e) 29 Dee Street, Invercargill as comprised in certificates of title SL 11 Bl732, SL 1161733, SL A31653, SL 1861104. SL 601432 and SL 1951229;

together with all buildings and improvements on the land;

Letter of Offer means the letter of offer dated 24 April 2007 from Westpac NZ to the Borrower In relation to the Facility;

Loan means at any time, the aggregate amount of alt Advances outstanding at that time;

Margin means, subject to clause 6.2, 1.0% per annum;

Mortgage means any mortgage granted to, or for the benefit of, Westpac NZ over the Land by the Borrower or any of the Guarantors;

NZGAAP means generally accepted accounting practice as defined in section 3 of the Financial Reporting Act 1993;

Officer includes each employee of Westpac NZ whose title includes the word Manager or occupying an office whose title includes the word Manager and any person (who need not be an employee) authorised by Westpac NZ;

Outstanding Moneys means, at any time, the Loan outstanding and all other moneys payable, including contingently payable, by the Borrower under this Agreement including accrued interest (including default interest), fees, costs and other expenses whether or not those sums are then due and owing;

Potential Event of Default means any event which, with the giving of notice, lapse of time or satisfaction of any condition or happening of any event would constitute an Event of Default;

Power means a power, right, authority, discretion or remedy which Is conferred on Westpac NZ, an Officer or an Attorney by a Bank Document or by law in relation to a Bank Document;

Related Company has the meaning given to that term in the Companies Act 1993 but on the basis that Subsidiary has the meaning given to it in this Agreement, and that body corporate includes any entity;

Security means the Mortgage and any other security or undertaking provided by the Borrower or any of the Guarantors or procured by the Borrower to be provided to, or for the benefit of, Westpac NZ from time to time in respect of the Borrower's obligations under this Agreement;

Subsidiary has the meaning given to it in the Financial Reporting Act 1993;

Tax includes any tax, levy, impost, deduction, charge, rate, duty or withholding which Is levied or imposed by a Governmental Agency and is required by law to be paid and any related interest penalty, charge, fee or other amount;

Termination Date means 23 November 2010;

Variation Letter of Offer means the variation letter of offer dated 15 December 2006 from Westpac NZ to the Borrower in respect of the Existing Loan and the Facility.

19.2 General

Headings are for convenience only. They do not affect interpretation. The following rules apply unless the context requires otherwise:

a) Singular includes the plural and the converse;

b) A gender includes all genders;

c) Where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

d) Reference to a clause or schedule is a reference to a clause of, or a schedule to, this Agreement;

e) An example does not limit what else might be included;

f) Reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns;

g) Reference to an agreement or document is to the agreement or document as amended. novated, supplemented or replaced from time to time, except to the extent prohibited by this Agreement,

h) Reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

i) Reference to an asset includes any real or personal, present or future, tangible or intangible property, right or asset and any right, interest, revenue or benefit in, under or derived from any property right or asset;

j) An Event of Default is continuing until it has been waived in writing by Westpac NZ;

k) Reference to cleared funds means funds which are freely transferable and immediately available for disbursement;

l) Reference to a law includes present or future common or customary law and any statute, statutory instrument, subordinate legislation, regulation, by-law, order or other legislative measure or any judgment or judicial or administrative order or determination or decision, in any jurisdiction;

m) Reference to a person includes a natural person, company, corporation, trust, partnership, firm, joint venture or Governmental Agency, in each case whether or not having separate legal personality, and any association of entities;

n) Reference to a security Interest includes a mortgage, general security agreement debenture, charge (fixed or floating or otherwise), encumbrance, lien, pledge, trust, financial lease, sale and lease back, sale and repurchase, title retention (other than in respect of goods purchased in the ordinary course of trading), charge or similar Interest imposed by law, and a preferential arrangement of any kind, the practical effect of which is to secure a creditor;

o) Reference to tax on overall net income of Westpac NZ means tax imposed by the jurisdiction in which Westpac NZ's lending branch is located on all or part of its net income, profits or gains (whether worldwide, or only insofar as such net income, profits or gains are considered to arise in or relate to a particular jurisdiction, or otherwise);

p) Reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form;

q) References to the Guarantor are references to each of them severally as well as to two or more of them jointly, and the obligations and agreements on their part in this Agreement will bind every two or more of them jointly and each of them severally.

First Schedule

director's certificate

TO:         Westpac New Zealand Limited and Westpac Banking Corporation
Legal Services
AUCKLAND
(together the "Banks")

I, ________________, a director of Reading Courtenay Central Limited (the “Borrower” on behalf of the board of directors of the Borrower certify that:

(Please ensure that the appropriate boxes below are ticked and initialled)

1. Board Resolutions

1.1 The board of directors of the Borrower (the "Board'1 has passed resolutions:

1.1.1 approving the transaction (the "Transaction") contemplated by the documents listed in the schedule below (the "Documents") and the Documents themselves;

1.1.2 authorising execution of the Documents by the Borrower in the manner in which they have actually been executed, and

1.1.3 authorising the persons specified In paragraph 9 to give any notices and other communications and take any other action required under or in connection with the Documents on behalf of the Borrower.

EITHER

1.2 The resolutions were duly passed in writing signed by all of the directors of the Borrower entitled to receive notice of a meeting of the Board.

OR

1.2 The resolutions were duly passed at a meeting of the Board:

1.2.1 which has properly convened; and

1.2.2 In respect of which all quorum requirements were duly observed.

1.3 The Board resolutions remain in full force and effect.

2. Directors Self Interested Transactions

EITHER

2.1 To the best of my knowledge and belief after making due enquiry of all other of the Borrower's directors (as defined In section 126 of the Companies Act 1993 ("Act")), none of the directors of the Borrower has an interest (as that term is defined in section 139 of the Act) in the Transaction.

OR

2.1 After making due enquiry, it has been determined that one or more of the Borrower's directors (as defined in section 126 of the Companies Act 1993 ("Act”)) is, or may be, interested (as that term is defined in section 139 of the Act) In the Transaction. The interest of such directors has been entered In the Interest register and disclosure relating to the nature, monetary value and extent of that interest has been made to the Board. The Transaction has been disclosed to an shareholders of the Borrower.

2.2 In approving the Documents and the Transaction, the Board, after taking into account all relevant factors, considers that the Borrower is receiving or will receive fair value under them.

3. Corporate Benefit

EITHER

In approving the Documents and the Transaction, the Board, after taking into account all relevant factors, has resolved that the Borrower's entry into and performance of the Documents and the Transaction is in the best interests of the Borrower,

OR

In approving the Documents and the Transaction, the Board, after taking Into account all relevant factors, has resolved (pursuant to an express provision in the constitution of the Borrower) that the Borrower's entry into and performance of the Documents and the Transaction is in the best interests to the Borrower's holding company.

4. Shareholder Action

EITHER

4.1 It has been determined that the Transaction is a Major Transaction for the purposes of section 129 of the Act. Accordingly all of the shareholders of the Borrower have by special resolution:

4.1.1 approved the Documents and the Transaction; and

4.1.2 confirmed, approved and ratified the resolutions of the Board.

OR

4.1 It has been determined that the Transaction is not a Major Transaction for the purposes of section 129 of the Act.

4.2 The shareholders of the Borrower have unanimously ratified and approved the resolutions of the Board after full disclosure by the directors of the Borrower of all relevant interests.

5. Due Execution

5.1 The Documents have been properly executed by the Borrower.

5.2 The Documents have been executed on behalf of the Borrower by _______ and as directors of the Borrower.

6. Solvency

6.1 I am not aware of any liquidation proceedings which have been commenced or are intended to be commenced by any person against the Borrower, or which are intended or anticipated by the Borrower.

6.2 Having taken into account all relevant factors (including in the case of a guarantee all rights of contribution and subrogation to which the Borrower would be entitled If called upon to perform its obligations and the solvency of the guaranteed and guaranteeing parties) the Board is of the view that the value of the consideration or benefit received by the Borrower under the Documents and the Transaction is not less than the value of the consideration provided (or to be provided) by the Borrower.

6.3 After making due enquiry, the Board is of the view that the Borrower.

6.3.1 is able to pay its due debts;

6.3.2 is not engaged or about to engage in business for which its financial resources are unreasonably small;

6.3.3 will be able to perform its obligations under the Documents and the Transaction when required to do so;

and

6.3.4 will not become unable to pay its due debts as a result of the Documents and the Transaction.

7. Financial Assistance

The Transaction does not include or involve any provision by the Borrower (directly or indirectly) of financial assistance in connection with the acquisition or a share issued or to be issued by the Borrower or its holding company.

8. Consents

No consents are required by the Borrower for entry into, execution or performance of the Transaction or the Documents and the execution and delivery of the Documents and performance of the Transaction will not cause the Borrower to be in breach of any obligation or law affecting it.

9. Authorised Signatures

The following are the true signatures of the persons who have been authorised to give any notices and other communications, and to take any other action required, under or in connection with the Documents on behalf of the Borrower.

Name	Position	Signature
________	________	________
________	________	________

Schedule

1. Property Finance Wholesale Term Loan Agreement between the Borrower and Westpac NZ by which Westpac NZ agrees to make a term loan of $60,000,000 available to the Borrower dated ________ 2007.

2. Cross Guarantee and Indemnity from the Borrower and others in favour of Westpac NZ for the benefit of the Banks.

DATED at ____________ this __________ day of ____________ 2007.

Signature: ________

Full Name: ________

Account from which the Borrower requests interest to be debited: ________

Second Schedule

drawdown notice

TO:         Westpac New Zealand Limited
Property Finance
AUCKLAND

FOR: Alan Long, Property Finance

Property Finance Wholesale Term Loan Agreement Dated _______________ 2007 (the "Agreement").

Reading Courtenay Central Limited (the "Borrower").

1. We refer to the Agreement between Westpac NZ and the Borrower, Terms defined in the Agreement have the same meaning in this drawdown notice.

2. We irrevocably and unconditionally:

2.1 request that an Advance in the amount of $_____________ of the Facility be drawn down on

2007;

2.2 authorise and instruct you to pay the total amount of the Advance to our solicitors or otherwise as you shall determine;

2.3 confirm that no Event of Default or Potential Event of Default has occurred;

2.4 acknowledge interest will be payable from the date nominated in paragraph 2.1 above, irrespective of whether or not the Advance is made on that date,

DATED _____________ 2007

________________________

Authorised Signatory of the Borrower

Certificate of Non-Revocation Of Power of Attorney

Date: 20 June 2007

I, TIMOTHY IAN MACKENZIE STOREY, of Auckland, Solicitor, hereby certify:

1. That by deed dated 14 November 2000, a copy of which was deposited at Land Information New Zealand, Wellington Registry under number B0818487.1, I was appointed the lawful attorney of READING COURTENAY CENTRAL LIMITED on the terms and subject to the conditions set out in the deed.

2. That at the date of this certificate I have not received any notice or information of the revocation of that appointment by READING COURTENAY CENTRAL LIMITED or otherwise.

Signed by TIMOTHY IAN MACKENZIE STOREY

/s/ Timothy Ian Mackenzie Storey